Exhibit 99

  Eaton Reports Second Quarter Net Income Per Share up 61 Percent to
                   $1.03 on Record Quarterly Revenue

    CLEVELAND--(BUSINESS WIRE)--July 15, 2004--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $1.03 for the second quarter of 2004, an increase of 61 percent over net income per share of $.64 in the second quarter of 2003. Sales in the quarter were a record $2.40 billion, 19 percent above the same period in 2003. Net income was $161 million compared to $93 million in 2003, an increase of 73 percent.
    Net income in both periods included charges for restructuring activities related to the integration of acquisitions. Before these restructuring charges, operating earnings per share in the second quarter of 2004 were $1.06 versus $.68 per share in 2003, an increase of 56 percent, and operating earnings for the second quarter of 2004 were $166 million compared to $99 million in 2003, an increase of 68 percent.
    Alexander M. Cutler, Eaton chairman and chief executive officer, said, "We are very pleased with our second quarter, which came in above the high end of our guidance. Sales growth in the quarter of 19 percent consisted of 3 percent from acquisitions, 2 percent from exchange rates, and 14 percent from organic growth. Our organic growth was made up of 9 percent growth in our end markets and 5 percent growth from outgrowing our end markets.
    "In the second quarter, our segment operating margin before restructuring charges was 12.4 percent, a significant step up from the
11.7 percent margin in the first quarter," said Cutler. "Our operating cash flow for the quarter, at $330 million, was a record performance for the second quarter."
    "As we survey our end markets in 2004, we now anticipate growth of between 7 to 8 percent," said Cutler. "The mobile hydraulics and truck markets, in particular, are stronger than we had anticipated, as are the residential electrical markets. There are still several important end markets in which we have had very little upturn, notably nonresidential construction and the European markets, and we are not expecting significant growth in these sectors until next year."
    "We anticipate net income per share for the third quarter of 2004 to be $1.00 to $1.10. We are increasing our full-year guidance for net income per share by 15 cents, to between $3.85 and $4.00. Operating earnings per share, which exclude restructuring charges to integrate our recent acquisitions, are anticipated to be between $1.05 and $1.15 in the third quarter of 2004, and we are increasing our full-year guidance for operating earnings by 15 cents, to between $4.00 and $4.15."

    Business Segment Results

    Second quarter sales of Eaton's largest business segment, Fluid Power, were $792 million, 13 percent above the second quarter of 2003. Both sales and operating profits for Fluid Power were all-time quarterly records. Fluid Power markets grew 12 percent compared to the same period in 2003, with North American fluid power industry shipments up 21 percent, commercial aerospace markets up 7 percent, defense aerospace markets up 11 percent, and European automotive production up 1 percent. Operating profits in the second quarter were $91 million. Operating profits before restructuring charges were $92 million, up 37 percent compared to a year earlier.
    "The strong growth in the mobile and industrial hydraulics markets seen in the first quarter continued into the second quarter," said Cutler. "We anticipate that the growth in mobile and industrial hydraulics is likely to continue well into 2005. The commercial aerospace market showed the strongest quarterly growth since 2001, while defense aerospace posted another quarter of double-digit growth.
    "We announced in early June the acquisition of the Walterscheid European connector business of GKN plc," said Cutler. "This acquisition, which is expected to close by the end of the third quarter, expands our product range and sales channels in Europe while also strengthening our position as a systems provider."
    In the Electrical segment, second quarter sales were $697 million, up 21 percent over 2003. Excluding the impact of the Powerware and Electrum acquisitions, and the new joint venture formed with Caterpillar, second quarter sales were up 10 percent compared to 2003. Operating profits in the second quarter were $57 million. Operating profits before restructuring charges were $64 million, up 64 percent from results in 2003.
    "End markets for our electrical business grew about 5 percent during the second quarter, the fastest quarterly growth since the first quarter of 2000. In addition, our operating margins expanded to
9.2 percent, compared to 8.2 percent in the first quarter," said Cutler. "We expect steady end market growth over the balance of the year, with more significant growth likely in 2005.
    "We completed the acquisition of Powerware in early June," said Cutler. "We remain very excited about the new capabilities this acquisition provides and we are already finding that the combination of Powerware with our other products represents a powerful offering in the marketplace."
    Reflecting progress in generating additional service and power generation revenue, the Electrical business was awarded during the second quarter with a contract from the U.S. Postal Service to test and maintain electrical switchgear, which is anticipated to total between $12 and $15 million annually over the next four years, and a contract worth $10 million to supply distribution and control equipment for a new power plant being constructed by Hitachi.
    The Automotive segment posted second quarter sales of $478 million, 11 percent above the comparable quarter of 2003. Automotive production in NAFTA was flat and in Europe was up 1 percent over the second quarter of 2003. Operating profits were $65 million, up 12 percent. The second quarter operating margin was lower than that in the first quarter primarily due to higher metals prices, as expected.
    "The Automotive segment again posted strong revenue growth despite flat markets," said Cutler. "We are expecting that the markets in NAFTA and Europe will be flat to slightly down over the balance of the year."
    The Truck segment posted sales of $436 million in the second quarter, up 38 percent compared to 2003, and recorded operating profits of $78 million, nearly twice the profit earned in the second quarter of 2003. NAFTA heavy-duty production was up 41 percent compared to 2003, NAFTA medium-duty production was up 15 percent, European truck production was up 9 percent, and Brazilian vehicle production was up 17 percent.
    "Second quarter production of NAFTA heavy-duty trucks totaled 63,000 units, about 17 percent more than in the first quarter of 2004," said Cutler. "Monthly orders for new NAFTA heavy-duty trucks during the second quarter have averaged 33,000 units. As a result, we are now estimating that the NAFTA heavy-duty market in 2004 is likely to total at least 255,000 units.
    "We made progress during the quarter on both our new truck joint ventures in China," said Cutler. "We expect the medium-duty joint venture with FAW to formally start in late July. We are still on target to start production in our Eaton Fast Gear heavy-duty joint venture in the fourth quarter of this year."
    Eaton Corporation is a diversified industrial manufacturer with 2003 sales of $8.1 billion. Eaton is a global leader in fluid power systems and services for industrial, mobile and aircraft equipment; electrical systems and components for power quality, distribution and control; automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety; and intelligent truck drivetrain systems for safety and fuel economy. Eaton has 55,000 employees and sells products to customers in more than 100 countries. For more information, visit www.eaton.com.
    Notice of Conference Call: Eaton's conference call to discuss its second quarter results is available to all interested parties via live audio webcast today at 10 a.m. EDT through the Investor Relations tab on Eaton's home page. This news release can be accessed under the Corporate News heading on the Eaton home page by clicking on the news release.
    This news release contains forward-looking statements concerning the third quarter 2004 and full year 2004 net income per share and operating earnings per share, and the performance of our worldwide markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; the impact of acquisitions, divestitures, and joint ventures; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

    Financial Results

    The company's comparative financial results for the three months and six months ended June 30, 2004 and 2003 are available on the company's Web site, www.eaton.com.


Eaton Corporation
Comparative Financial Summary

                                  Three months ended Six months ended
                                       June 30            June 30
(Millions except for per          ------------------ -----------------
 share data)                        2004      2003     2004     2003
                                  --------- -------- -------- --------

Net sales                           $2,403   $2,027   $4,641   $3,952
Income before income taxes             203      122      376      221
Net income                             161       93      295      165

Net income per Common Share
 assuming dilution                   $1.03    $0.64    $1.88    $1.14
Average number of Common Shares
 outstanding                         156.2    147.0    156.8    145.8

Net income per Common Share basic    $1.06    $0.64    $1.93    $1.15
Average number of Common Shares
 outstanding                         152.1    145.0    152.7    143.8

Cash dividends paid per Common Share $0.27    $0.22    $0.54    $0.44

Reconciliation of net income to
 operating earnings
--------------------------------
Net income                            $161      $93     $295     $165
Excluding restructuring charges
 (after-tax)                             5        6        9       11
                                  --------- -------- -------- --------
Operating earnings                    $166      $99     $304     $176
                                  ========= ======== ======== ========

Net income per Common Share
 assuming dilution                   $1.03    $0.64    $1.88    $1.14
Per share impact of restructuring
 charges (after-tax)                  0.03     0.04     0.06     0.07
                                  --------- -------- -------- --------
Operating earnings per Common
 Share                               $1.06    $0.68    $1.94    $1.21
                                  ========= ======== ======== ========

See accompanying notes.


Eaton Corporation
Statements of Consolidated Income

                                  Three months ended Six months ended
                                       June 30            June 30
(Millions except for per          ------------------ -----------------
 share data)                        2004      2003     2004     2003
                                  --------- -------- -------- --------

Net sales                           $2,403   $2,027   $4,641   $3,952

Cost of products sold                1,726    1,498    3,347    2,913
Selling & administrative expense       389      339      750      668
Research & development expense          64       56      124      111
Interest expense-net                    19       24       38       48
Other (income) expense-net               2      (12)       6       (9)
                                  --------- -------- -------- --------
Income before income taxes             203      122      376      221
Income taxes                            42       29       81       56
                                  --------- -------- -------- --------
Net income                            $161      $93     $295     $165
                                  ========= ======== ======== ========

Net income per Common Share
 assuming dilution                   $1.03    $0.64    $1.88    $1.14
Average number of Common Shares
 outstanding                         156.2    147.0    156.8    145.8

Net income per Common Share basic    $1.06    $0.64    $1.93    $1.15
Average number of Common Shares
 outstanding                         152.1    145.0    152.7    143.8

Cash dividends paid per Common Share $0.27    $0.22    $0.54    $0.44

See accompanying notes.


Eaton Corporation
Business Segment Information

                                  Three months ended Six months ended
                                       June 30            June 30
                                  ------------------ -----------------
(Millions)                          2004      2003     2004     2003
                                  --------- -------- -------- --------
Net sales
---------
Fluid Power                           $792     $703   $1,560   $1,400
Electrical                             697      575    1,308    1,089
Automotive                             478      432      956      872
Truck                                  436      317      817      591
                                  --------- -------- -------- --------
                                    $2,403   $2,027   $4,641   $3,952
                                  ========= ======== ======== ========
Operating profit
----------------
Fluid Power                            $91      $63     $172     $121
Electrical                              57       33      102       65
Automotive                              65       58      134      120
Truck                                   78       40      139       62
                                  --------- -------- -------- --------
                                       291      194      547      368
Corporate
---------
Amortization of intangible assets       (5)      (7)     (11)     (13)
Interest expense-net                   (19)     (24)     (38)     (48)
Minority interest                       (1)      (3)      (4)      (6)
Pension & other postretirement
 benefit expense                       (22)     (13)     (40)     (27)
Other corporate expense-net            (41)     (25)     (78)     (53)
                                  --------- -------- -------- --------
Income before income taxes             203      122      376      221
Income taxes                            42       29       81       56
                                  --------- -------- -------- --------
Net income                            $161      $93     $295     $165
                                  ========= ======== ======== ========

See accompanying notes.


Eaton Corporation
Condensed Consolidated Balance Sheets

                                                     June 30, Dec. 31,
(Millions)                                             2004     2003
                                                     -------- --------

Assets
Current assets
--------------
Cash                                                     $86      $61
Short-term investments                                   203      804
Accounts receivable                                    1,579    1,190
Inventories                                              877      721
Deferred income taxes & other current assets             328      317
                                                     -------- --------
                                                       3,073    3,093
Property, plant & equipment-net                        2,059    2,076
Goodwill                                               2,461    2,095
Other intangible assets                                  574      541
Deferred income taxes & other assets                     388      418
                                                     -------- --------
                                                      $8,555   $8,223
                                                     ======== ========

Liabilities & Shareholders' Equity
Current liabilities
-------------------
Short-term debt & current portion of long-term debt     $293     $302
Accounts payable                                         821      526
Accrued compensation                                     225      204
Accrued income & other taxes                             268      298
Other current liabilities                                849      796
                                                     -------- --------
                                                       2,456    2,126
Long-term debt                                         1,614    1,651
Postretirement benefits other than pensions              626      636
Pensions & other liabilities                             675      693
Shareholders' equity                                   3,184    3,117
                                                     -------- --------
                                                      $8,555   $8,223
                                                     ======== ========

See accompanying notes.


Eaton Corporation
Notes to Second Quarter 2004 Earnings Release
---------------------------------------------
Dollars in millions, except for per share data (per share data assume dilution)

Acquisition of Business
-----------------------
On June 9, 2004, Eaton acquired Powerware Corporation, the power systems business of Invensys plc, for $560. Powerware, based in Raleigh, N.C., is a global market leader in Uninterruptible Power Systems (UPS), DC Power products, and power quality services. Powerware had revenues of $775 for the year ended March 31, 2004 and has operations in the United States, Europe and in the Asia/Pacific area that provide products and services that are utilized by computer manufacturers, industrial companies, governments, telecommunications firms, medical institutions, data centers and other businesses. Eaton's operating results for 2004 include Powerware from the date of acquisition. This business is included in the Electrical segment.

Restructuring Charges
---------------------
In 2004 and 2003, Eaton incurred restructuring charges related primarily to the integration of the electrical division of Delta plc acquired in January 2003 and the Boston Weatherhead fluid power business acquired in November 2002. A summary of these charges follows:

                              Three months ended June 30
                   ------------------------------------------------
                                                  Operating profit
                                                       before
                   Restructuring Operating profit   restructuring
                      charges       as reported        charges
                   ------------- ---------------- -----------------
                    2004   2003    2004    2003     2004     2003
                   ------ ------ -------- ------- -------- --------
Fluid Power           $1     $4      $91     $63      $92      $67
Electrical             7      6       57      33       64       39
Automotive             -      -       65      58       65       58
Truck                  -      -       78      40       78       40
                   ------ ------ -------- ------- -------- --------
Total pretax
 charges              $8    $10     $291    $194     $299     $204
                   ====== ====== ======== ======= ======== ========
After-tax charges     $5     $6
Per Common Share   $0.03  $0.04
Operating margin                    12.1%    9.6%    12.4%    10.1%


                               Six months ended June 30
                   -------------------------------------------------
                                                   Operating profit
                                                        before
                   Restructuring Operating profit    restructuring
                      charges       as reported         charges
                   ------------- ----------------- -----------------
                    2004   2003    2004     2003     2004     2003
                   ------ ------ -------- -------- -------- --------
Fluid Power           $2     $9     $172     $121     $174     $130
Electrical            12      7      102       65      114       72
Automotive             -      -      134      120      134      120
Truck                  -      -      139       62      139       62
                   ------ ------ -------- -------- -------- --------
                      14     16     $547     $368     $561     $384
                                 ======== ======== ======== ========
Corporate              -      1
                   ------ ------
Total pretax
 charges             $14    $17
                   ====== ======
After-tax charges     $9    $11
Per Common Share   $0.06  $0.07
Operating margin                    11.8%     9.3%    12.1%     9.7%

The restructuring charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment
Information, the charges reduced Operating profit of the related business segment or were included in Other corporate expense-net, as appropriate.

Pension & Other Postretirement Benefit Expense
----------------------------------------------
Pretax income for second quarter 2004 was reduced by $12
($7 after-tax, or $0.05 per Common Share) compared to second quarter 2003 due to increased pension and other postretirement benefit costs in 2004 resulting from the decline over the last several years in the market value of equity investments held by Eaton's pension plans, coupled with the effect of the lowering of discount rates associated with pension and other postretirement benefit liabilities at year-end 2003. Pretax income for first half 2004 was similarly reduced by $16 ($10 after-tax, or $0.06 per Common Share) compared to first half 2003. Also, during January 2004, Eaton made a voluntary contribution of $75 to its United States qualified pension plans.

Income Taxes
------------
The effective income tax rates for second quarter and first half 2004 were 20.6% and 21.5%, respectively, compared to 23.4% and 25.0% for the same periods in 2003. The lower rates in 2004 reflect many factors, including higher earnings in international tax jurisdictions with lower income tax rates and increased use of international tax credit carryforwards.

Reconciliation of Operating Earnings
------------------------------------
This earnings release discloses operating earnings, operating earnings per Common Share and operating profit before restructuring charges for each business segment, each of which excludes amounts that make it different from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that each of these financial measures is useful to investors because it excludes transactions that are unusual due to their nature, size, infrequency, or limited duration and therefore allows investors to more easily compare the Company's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each business segment.


    CONTACT: Eaton Corporation, Cleveland
             Gary Klasen, 216-523-4736 (Media Relations)
             William C. Hartman, 216-523-4501 (Investor Relations)